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                                                                   EXHIBIT h(12)

                    AMENDMENT NUMBER 1 TO THE TRANSFER AGENCY
                              AND SERVICE AGREEMENT



This Amendment, dated as of March 13, 2000, is made to the Transfer Agency and Service Agreement dated April 29, 1999 (the "Agreement"), between AIM Summit Fund, Inc. (the "Fund") and A I M Fund Services, Inc. (the "Transfer Agent") pursuant to Article 10 of the Agreement.

WHEREAS, the Fund on behalf of Class I Shares desires to appoint the Transfer Agent as its transfer agent, and agent in connection with certain other activities, with respect to the Class, and the Transfer Agent desires to accept such appointment.

Sections 1.01 and 2.04 of the Agreement are hereby deleted in their entirety and replaced with the following:

                  "1.01 Subject to the terms and conditions set forth in this Agreement, the Fund hereby employs and appoints the Transfer Agent to act as, and the Transfer Agent agrees to act as, its transfer agent for the authorized and issued Class I and Class II Shares of common stock of the Fund representing interests of the Fund ("Shares"), dividend disbursing agent, and paying agent in connection with any accumulation or similar plans provided to shareholders of the Class (the "Shareholders"), including without limitation any periodic investment plan or periodic withdrawal program, as provided in the currently effective prospectus and statement of additional information (the "Prospectus") of the Fund, AIM Summit Investors Plans I or AIM Summit Investors Plans II, both unit investment trusts."

                  "2.04 The Transfer Agent shall pay unless and until instructed by the Fund to the contrary, those fees and account maintenance charges of State Street Bank and Trust Company set forth on Schedule B hereto which may be amended from time to time by the Fund with the approval of its Board of Directors."

The term "Class" used in the Agreement shall mean each of the Class I and Class II shares of the Fund.

Item 1 of Schedule A of the Agreement is hereby deleted in its entirety and replaced with the following:

         "1. For performance by the Transfer Agent pursuant to this Agreement, the Fund agrees on behalf of the Class to pay the Transfer Agent an annualized fee for shareholder accounts that are open during any monthly period as set forth below, and an annualized fee of $.70 per shareholder account that is closed


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                  during any monthly period. Both fees shall be billed by the
                  Transfer Agent monthly in arrears on a prorated basis of 1/12 of the annualized fee for all such accounts.


                                                      Per Account Fee
                     Fund Type                          Annualized
                     ---------                        ---------------

                     Class I Shares                       $15.15

                     Class II Shares                      $15.15"


All other terms and provisions of the Agreement not amended herein shall remain in full force and effect.

                                               AIM SUMMIT FUND, INC.


                                               By: /s/ ROBERT H. GRAHAM
                                                  ----------------------------
                                                  President


ATTEST:

/s/ STEPHEN I. WINER
--------------------------
Assistant Secretary


                                               A I M FUND SERVICES, INC.



                                               By: /s/ JOHN CALDWELL
                                                  ----------------------------
                                                  President


ATTEST:

/s/ STEPHEN I. WINER
--------------------------
Assistant Secretary


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